Exhibit 99.1
Caesars Entertainment, Inc. Reports Fourth Quarter and Full Year 2024 Results

LAS VEGAS and RENO, Nev. (February 25, 2025) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2024.
Fourth Quarter Results:
•GAAP net revenues of $2.80 billion versus $2.83 billion for the comparable prior-year period.
•GAAP net income of $11 million compared to a net loss of $72 million for the comparable prior-year period.
•Same-store Adjusted EBITDA of $882 million versus $924 million for the comparable prior-year period.
•Caesars Digital Adjusted EBITDA of $20 million versus $29 million for the comparable prior-year period.
Full Year Results:
•GAAP net revenues of $11.2 billion versus $11.5 billion for the comparable prior-year period.
•GAAP net loss of $278 million compared to a net income of $786 million for the comparable prior-year period, with the decrease primarily driven by the release of $940 million of valuation allowance against deferred tax assets associated with our REIT leases in the prior year.
•Same-store Adjusted EBITDA of $3.7 billion versus $3.9 billion for the comparable prior-year period.
•Caesars Digital Adjusted EBITDA of $117 million versus $38 million for the comparable prior-year period.
Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “Fourth quarter operating results reflect stable conditions in Las Vegas with continued high occupancy and strong ADRs; and competitive pressures regionally offset partially by the openings in New Orleans and Danville late in the quarter. Caesars Digital was negatively impacted by sports betting customer friendly outcomes in both October and December offset by over 60% growth in iGaming net revenues. As we look ahead to 2025, the brick and mortar operating environment remains stable and we are expecting another year of strong net revenue and Adjusted EBITDA growth in our Digital segment. When combined with lower capex and cash interest expense, 2025 is expected deliver significant free cash flow which we expect will be used to further reduce leverage.”
Fourth Quarter and Full Year 2024 Financial Results Summary and Segment Information
The following tables present actual 2024 and 2023 results as well as adjustments to net revenues, net income (loss) and Adjusted EBITDA for the effects of our completed divestitures in order to reflect amounts on a same-store basis:

Net Revenues
	Three Months Ended December 31,
(In millions)	2024	2024 Adj.(a)	Adj. 2024 Total	2023	2023 Adj.(a)	Adj. 2023 Total
Las Vegas	$1,083	$(6)	$1,077	$1,091	$(8)	$1,083
Regional	1,343	—	1,343	1,363	—	1,363
Caesars Digital	302	—	302	304	—	304
Managed and Branded	68	—	68	68	—	68
Corporate and Other	3	—	3	(1)	—	(1)
Caesars	$2,799	$(6)	$2,793	$2,825	$(8)	$2,817

Net Revenues
	Years Ended December 31,
(In millions)	2024	2024 Adj.(a)	Adj. 2024 Total	2023	2023 Adj.(a)	Adj. 2023 Total
Las Vegas	$4,274	$(25)	$4,249	$4,470	$(173)	$4,297
Regional	5,539	—	5,539	5,778	—	5,778
Caesars Digital	1,163	—	1,163	973	—	973
Managed and Branded	274	—	274	307	—	307
Corporate and Other	(5)	—	(5)	—	—	—
Caesars	$11,245	$(25)	$11,220	$11,528	$(173)	$11,355

Net Income (Loss)
	Three Months Ended December 31,
(In millions)	2024	2024 Adj.(a)	Adj. 2024 Total	2023	2023 Adj.(a)	Adj. 2023 Total
Las Vegas	$228	$(37)	$191	$250	$(6)	$244
Regional	(133)	—	(133)	2	—	2
Caesars Digital	288	—	288	(8)	—	(8)
Managed and Branded	17	—	17	18	—	18
Corporate and Other	(389)	—	(389)	(334)	—	(334)
Caesars	$11	$(37)	$(26)	$(72)	$(6)	$(78)

Net Income (Loss)
	Years Ended December 31,
(In millions)	2024	2024 Adj.(a)	Adj. 2024 Total	2023	2023 Adj.(a)	Adj. 2023 Total
Las Vegas	$924	$(50)	$874	$1,042	$(36)	$1,006
Regional	(18)	—	(18)	377	—	377
Caesars Digital	269	—	269	(91)	—	(91)
Managed and Branded	71	—	71	101	—	101
Corporate and Other	(1,524)	—	(1,524)	(643)	—	(643)
Caesars	$(278)	$(50)	$(328)	$786	$(36)	$750

Adjusted EBITDA (b)
	Three Months Ended December 31,
(In millions)	2024	2024 Adj.(a)	Adj. 2024 Total	2023	2023 Adj.(a)	Adj. 2023 Total
Las Vegas	$481	$(3)	$478	$489	$(6)	$483
Regional	410	—	410	431	—	431
Caesars Digital	20	—	20	29	—	29
Managed and Branded	17	—	17	18	—	18
Corporate and Other	(43)	—	(43)	(37)	—	(37)
Caesars	$885	$(3)	$882	$930	$(6)	$924

Adjusted EBITDA (b)
	Years Ended December 31,
(In millions)	2024	2024 Adj.(a)	Adj. 2024 Total	2023	2023 Adj.(a)	Adj. 2023 Total
Las Vegas	$1,907	$(16)	$1,891	$2,016	$(36)	$1,980
Regional	1,810	—	1,810	1,962	—	1,962
Caesars Digital	117	—	117	38	—	38
Managed and Branded	71	—	71	76	—	76
Corporate and Other	(166)	—	(166)	(154)	—	(154)
Caesars	$3,739	$(16)	$3,723	$3,938	$(36)	$3,902
____________________
(a)Adjustment for pre-disposition results of operations reflecting the subtraction of results of operations for Rio All-Suite Hotel & Casino and the LINQ Promenade prior to divestiture, including the associated gain on sale, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the periods presented. The additional financial information is included to enable the comparison of current results with results of prior periods.
(b)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.
Balance Sheet and Liquidity
As of December 31, 2024, Caesars had $12.3 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $866 million, excluding restricted cash of $150 million.

(In millions)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$866	$1,005

Bank debt and loans	$5,904	$3,193
Notes	6,346	9,199
Other long-term debt	44	47
Total outstanding indebtedness	$12,294	$12,439

Net debt	$11,428	$11,434
As of December 31, 2024, our cash on hand and revolving borrowing capacity was as follows:

(In millions)	December 31, 2024
Cash and cash equivalents	$866
Revolver capacity (a)	2,235
Revolver capacity committed to letters of credit	(84)
Revolver capacity committed as regulatory requirement	(46)
Total (b)	$2,971
___________________
(a)Revolver capacity includes $2.25 billion under our CEI Revolving Credit Facility, maturing in January 2028 (subject to a springing maturity in the event certain other long-term debt of Caesars is not extended or repaid), and $25 million under the CVA Revolving Credit Facility, maturing on April 26, 2029, less $40 million reserved for specific purposes.
(b)Excludes approximately $105 million of additional borrowing available under the CVA Delayed Draw Term Loan.

“During the fourth quarter, we used the WSOP and Promenade sale proceeds to permanently reduce debt by $500 million in addition to repurchasing $50 million of our common stock. Our 2024 refinancings have positioned the company to benefit from significant reductions in cash interest expense in 2025 and have extended our closest maturity to 2027. We continue to forecast 2025 full year capital expenditures of $600 million excluding any remaining spend on Caesars Virginia,” said Bret Yunker, Chief Financial Officer.

Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (described below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest income or interest expense, net of interest capitalized, (benefit) provision for income taxes, depreciation and amortization, stock-based compensation expense, (gain) loss on extinguishment of debt, impairment charges, other (income) loss, net income (loss) attributable to noncontrolling interests, transaction costs associated with our acquisitions, developments and divestitures, and non-cash changes in equity method investments. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and payments under our leases with affiliates of GLPI and VICI Properties, Inc., which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt or lease agreements.
Conference Call Information
The Company will host a conference call to discuss the Company’s results on February 25, 2025 at 2 p.m. Pacific Time. Participants may register for the call approximately 15 minutes before the call start time by visiting the following website at https://register.vevent.com/register/BI73d424bd44b74915863c4317d8b76f6f.
Once registered, participants will receive an email with dial-in number and unique PIN number to access the live event. The call will also be accessible on the Investor Relations section of Caesars Entertainment’s website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. To review our latest CSR report, please visit www.caesars.com/corporate-social-responsibility/csr-reports. Know When To Stop Before You Start.® Gambling Problem? Call 1-800-522-4700. For more information, please visit www.caesars.com/corporate. If you think you or someone you care about may have a gambling problem, call 1-877-770-STOP (1-877-770-7867).

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include, but are not limited to: (a) the impact on our business, financial results and liquidity of economic trends, inflation, public health emergencies, terrorist attacks and other acts of war or hostility, work stoppages and other labor problems, or other economic and market conditions, including reductions in discretionary consumer spending as a result of downturns in the economy and other factors outside our control; (b) the impact of future cybersecurity breaches on our business, financial conditions and results of operations; (c) our ability to successfully operate our digital betting and iGaming platform and expand its user base; (d) risks associated with our leverage and our ability to reduce our leverage; (e) the effects of competition, including new competition in certain of our markets, on our business and results of operations; and (f) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR
Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047
Media Relations: Kate Whiteley, kwhiteley@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share data)	2024	2023	2024	2023
NET REVENUES:
Casino	$1,576	$1,578	$6,267	$6,367
Food and beverage	421	423	1,716	1,728
Hotel	494	509	2,016	2,090
Other	308	315	1,246	1,343
Net revenues	2,799	2,825	11,245	11,528
OPERATING EXPENSES:
Casino	873	866	3,370	3,342
Food and beverage	273	274	1,073	1,049
Hotel	152	144	580	570
Other	98	98	396	434
General and administrative	477	476	1,920	2,012
Corporate	73	67	307	306
Impairment charges	184	95	302	95
Depreciation and amortization	345	318	1,324	1,261
Transaction and other costs, net	(345)	(49)	(331)	(13)
Total operating expenses	2,130	2,289	8,941	9,056
Operating income	669	536	2,304	2,472
OTHER EXPENSE:
Interest expense, net	(586)	(581)	(2,366)	(2,342)
Loss on extinguishment of debt	(38)	—	(89)	(200)
Other income (loss)	(2)	5	27	10
Total other expense	(626)	(576)	(2,428)	(2,532)
Income (loss) before income taxes	43	(40)	(124)	(60)
Benefit (provision) for income taxes	(19)	(16)	(87)	888
Net income (loss)	24	(56)	(211)	828
Net income attributable to noncontrolling interests	(13)	(16)	(67)	(42)
Net income (loss) attributable to Caesars	$11	$(72)	$(278)	$786

Net income (loss) per share - basic and diluted:
Basic income (loss) per share	$0.05	$(0.34)	$(1.29)	$3.65
Diluted income (loss) per share	$0.05	$(0.34)	$(1.29)	$3.64
Weighted average basic shares outstanding	212	216	215	215
Weighted average diluted shares outstanding	213	216	215	216

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2024	2023	2024	2023
Net income (loss) attributable to Caesars	$11	$(72)	$(278)	$786
Net income attributable to noncontrolling interests	13	16	67	42
(Benefit) provision for income taxes (a)	19	16	87	(888)
Other (income) loss (b)	2	(5)	(27)	(10)
Loss on extinguishment of debt	38	—	89	200
Interest expense, net	586	581	2,366	2,342
Impairment charges (c)	184	95	302	95
Depreciation and amortization	345	318	1,324	1,261
Transaction costs and other, net (d)	(334)	(41)	(285)	6
Stock-based compensation expense	21	22	94	104
Adjusted EBITDA	885	930	3,739	3,938
Pre-disposition EBITDA, net (e)	(3)	(6)	(16)	(36)
Total Adjusted EBITDA	$882	$924	$3,723	$3,902
____________________
(a)Benefit for income taxes for the year ended December 31, 2023 includes the release of $940 million of valuation allowance against deferred tax assets.
(b)Other income for the year ended December 31, 2024 primarily represents a change in estimate of our disputed claims liability.
(c)Impairment charges for the year ended December 31, 2024 include impairments within our Regional segment as a result of a decrease in projected future cash flows at certain properties primarily due to localized competition and an impairment to a trademark due to the performance of our smallest brand in the Las Vegas segment.
(d)Transaction costs and other, net primarily includes non-cash losses on the write down and disposal of assets, gains from the sales of the WSOP trademark and the LINQ Promenade, insurance proceeds from property damage, professional services for transaction and integration costs, various contract exit or termination costs, pre-opening costs in connection with new property openings and expansion projects at existing properties, and non-cash changes in equity method investments.
(e)Adjustment for pre-disposition results of operations reflecting the subtraction of results of operations for Rio All-Suite Hotel & Casino and the LINQ Promenade prior to divestiture, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the periods presented. The additional financial information is included to enable the comparison of current results with results of prior periods.